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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 15
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CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934
OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934.
Commission File Number 0-53962
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RESOURCE REAL ESTATE INVESTORS 7, L.P.
(Exact name of registrant as specified in its charter)
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One Crescent Drive, Suite 203
Navy Yard Corporate Center
Philadelphia, PA 19112
(215) 231-7050
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Units of Limited Partnership Interest
(Title of each class of securities covered by this Form)
None
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)
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Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)	☑
Rule 12g-4(a)(2)	☐
Rule 12h-3(b)(1)(i)	☑
Rule 12h-3(b)(1)(ii)	☐
Rule 15d-6	☐
Rule 15d-22(b)	☐
Approximate number of holders of record as of the certification or notice date: None

Signatures
The Registrant. Pursuant to the requirements of the Securities Exchange Act of 1934, Resource Real Estate Investors 7, L.P. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

RESOURCE REAL ESTATE INVESTORS 7, L.P.
By: Resource Capital Partners, Inc., its general partner

June 27, 2017	By: /s/ Alan F. Feldman
Name: Alan F. Feldman
Title: Senior Vice President